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                                                                    Exhibit 99.1

                PREAPPROVAL POLICY ON USE OF INDEPENDENT AUDITOR
                             FOR NON-AUDIT SERVICES

INTRODUCTION

The Sarbanes/Oxley Act ("Act") and related Securities and Exchange Commission Rule "Strengthening the Commission's Requirements Regarding Auditor Independence" establish strict guidelines for the use of our external auditor for any purpose other than the audit (audit services would include all services performed to comply with the audit, service in connection with statutory and regulatory filings such as comfort letter, statutory audit, attest services, consents and review of quarterly information and procedures required in connection with SEC filings).

The Audit Committee has established this policy regarding the use of external auditors for non-audit services as follows: 1) Heartland National Bank will not use the outside auditor for any of the nine service areas defined as incompatible services under the Act, 2) the Audit Committee will not engage the outside auditor to perform any services unless the Audit Committee, acting as the full Committee or through a designee, concludes that the service, and the extent of the engagement, are designed in a way that ensure the independence of the audit.

This policy outlines the circumstances under which Heartland National Bank may engage the independent auditor.

PURPOSE

The purpose of this policy is to allow the Company to utilize the independent auditor to provide non-audit services when management and the Audit Committee conclude that such an arrangement does not impair the independence of the auditor in fact or appearance.

CRITERIA

The Company endorses the criteria established by the Act and related SEC Rule. All of the following must be met in order for the Company to engage the external auditor to provide non-audit services.

Required by the Act:

- By performing this service the auditor cannot be placed in the position of auditing their own work (such as performing actuarial services);


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-     In performing this service the auditor cannot function as part of management or as an employee (such as recruiting or designing employee benefit plans);

- The auditor cannot act as an advocate of the client (such as providing legal or expert services);

- The auditor cannot be a promoter of the Company's stock or financial interests.

- The auditor cannot perform any of the following services explicitly prohibited by the Act and SEC Rule:

      1. Bookkeeping or other services related to the accounting records or financial statements of the audit client

      2.    Financial Information Systems Design and Implementation

      3. Appraisal or valuation services, fairness opinions, or contribution-in-kind reports

      4.    Actuarial services

      5.    Internal audit outsourcing services

      6.    Management functions or human resources

      7.    Broker or dealer, investment adviser, or investment banking services

      8.    Legal services

      9.    Expert services unrelated to the audit

AUDIT COMMITTEE EVALUATION AND APPROVAL

The Approver, whether the full Committee or its designee, will evaluate the service against the criteria described above. As part of the evaluation, the Approver will also discuss the potential impairment of auditor independence with management. If the results of the evaluation lead to approval of the service, such approval will be documented in the Audit Committee minutes

AUDIT COMMITTEE DESIGNEE

The Sarbanes-Oxley Act of 2002 authorizes the audit committee to delegate (1) pre-approval to one or more audit committee members who are independent directors of the board of directors. Any such designation will be duly noted in the audit committee minutes.

This policy has been adopted by the Audit Committee on the 23rd of March, 2005.

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(1) Title II, Section 202, (i) (3) DELEGATION AUTHORITY- The audit committee of an issuer may delegate to one or more designated members of the audit committee who are independent directors of the board of directors, the authority to grant preapprovals required by this subsection. The decisions of any member to whom authority is delegated under this paragraph to preapprove an activity under this subsection shall be presented to the full audit committee at each of its scheduled meetings.

AUDIT COMMITTEE:

By:   /s/ Lawrence B. Wells
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Date: 3/23/05


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